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Exhibit 21

AXIALL CORPORATION

Subsidiaries—As of February 28, 2013

Company Name	Jurisdiction of Incorporation or Organization
Axiall Corporation	Delaware
1299239 Ontario Limited [HoldCo]	Ontario
6630987 Canada Inc. [Vaughan East]	Canada
6632149 Canada Inc.	Canada
Advanced Profiles, S.A. de C.V.	Mexico
Axiall, LLC	Delaware
Bluegrass Products, LLC	Delaware
Dartmouth Extrusions Limited	Ontario
Eagle Controlled 1 Canadian Spinco, Inc.	Canada
Eagle Controlled 2 Ohio Spinco, Inc.	Delaware
Eagle Holdco 3 LLC	Delaware
Eagle Natrium LLC	Delaware
Eagle Pipeline, Inc.	Louisiana
Eagle Spinco Inc.	Delaware
Eagle US 2 LLC	Delaware
Exterior Portfolio, LLC	Ohio
Georgia Gulf Lake Charles, LLC	Delaware
Great River Oil & Gas Corporation	Delaware
Le-Ron Plastics Inc.	British Columbia
Novo Capital, Inc.	Nevada
Novo Management Inc.	Nevada
PHH Monomers, LLC	Louisiana
Plastic Trends, Inc.	Michigan
RBS (U.S.A.) Limited	Delaware
Rome Acquisition Holding Corp.	Nova Scotia ULC
Rome Delaware Corporation	Delaware
Royal Group Sales (USA) Limited	Nevada
Royal Group, Inc.	Canada
Royal Mouldings Limited	Nevada
Royal Outdoor Products, Inc.	Indiana
Royal Plastics Group (U.S.A.) Limited	Delaware
Royal Railings, LLC	Pennsylvania
Royal Vinylbilt Limited	Ontario
Royal Window and Door Profiles Plant # 13	Pennsylvania
Royal Window and Door Profiles Plant # 14	Washington
Royal Window Coverings (USA) L.P.	Texas
Roybridge Financing Trust	Quebec
RS Cogen, L.L.C.	Louisiana
Taiwan Chlorine Industries, Ltd.	Taiwan
Vinyl Solutions, LLC	Delaware

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  Exhibit 21
AXIALL CORPORATION Subsidiaries—As of February 28, 2013